Exhibit I

                    AMENDMENT NO. 3 TO RIGHTS AGREEMENT
                    -----------------------------------

     This third amendment, dated as of September 30, 1998, amends the Rights Agreement dated as of June 2, 1997, as amended by Amendment No. 1 dated as of June 13, 1997 and Amendment No. 2 dated as of July 2, 1997 (the "Rights Agreement") between Inamed Corporation (the "Company") and U.S. Stock Transfer Corporation, as Rights Agent (the "Rights Agent"). Terms defined in the Rights Agreement and not otherwise defined herein are used herein as so defined.

                            W I T N E S S E T H
                            -------------------

     WHEREAS, on May 23, 1997, the Board of Directors of the Company authorized the issuance of Rights to purchase, on the terms and subject to the provisions of the Rights Agreement, one share of the Company's Common Stock; and

     WHEREAS, the Board of Directors of the Company authorized and declared a dividend distribution of one Right for every share of Common Stock of the Company outstanding on June 13, 1997 and authorized the issuance of one Right (subject to certain adjustments) for each share of Common Stock of the Company issued between the Record Date and the Distribution Date; and

     WHEREAS, simultaneously herewith the Company is entering into financing transactions with Appaloosa Management, L.P., pursuant to which the Company has agreed to amend certain provisions of the Rights Agreement; and

     WHEREAS, pursuant to Section 27 of the Rights Agreement, the Board of Directors now unanimously desire to amend certain provisions of the Rights Agreement in order to supplement certain provisions therein;

     NOW, THEREFORE, the Rights Agreement is hereby amended as follows:

     1. Section 1(a) is hereby amended by deleting Section 1(a) in its entirety and substituting the following therefor:

          "(a)      "Acquiring Person" shall mean any Person (as such term
               is hereinafter defined) who or which, together with all Affiliates and Associates (as such terms are hereinafter defined) of such Person, after the date hereof, shall become the Beneficial Owner (as such term is hereinafter defined) of 15% or more of the Common Shares of the Company then outstanding, but shall not include the Company, any Subsidiary (as such term is hereinafter defined) of the Company, any employee benefit plan of the Company or of any Subsidiary of the Company, or any entity holding Common Shares for or pursuant to the terms of any such plan.

                    Notwithstanding anything in this Agreement that might
               otherwise be deemed to the contrary; (i) no Person shall become an "Acquiring Person" as the result of an acquisition of Common Shares by the Company which, by reducing the number of shares outstanding, increases the proportionate number of shares beneficially owned by such Person to 15% or more of the Common Shares of the Company then outstanding; provided, however, that if a Person shall become the Beneficial Owner of 15% or more of the Common Shares of the Company then outstanding by reason of share purchases by the Company and shall, after such share purchases by the Company, become the Beneficial Owner of any additional Common Shares of the Company, then such Person shall be deemed to be an "Acquiring Person"; (ii) if the Board of Directors of the Company determines in good faith that a Person who would otherwise be an "Acquiring Person" has become such inadvertently, and such Person divests as promptly as practicable a sufficient number of Common Shares so that such Person would no longer be an "Acquiring Person," then such Person shall not be deemed to be an "Acquiring Person" for any purposes of this Agreement; (iii) no officer or director of the Company who or which, together with all Affiliates of such Person, is the Beneficial Owner of 15% or more of the outstanding shares of Common Stock of the Company as of the Record Date shall be deemed an "Acquiring Person" for any purpose of this Agreement, provided, that such officer or director together with his Affiliates does not become the Beneficial Owner of 20% or more of the outstanding shares of Common Stock of the Company, and provided further that such officer or director need not continue in such capacity after the Record Date; and (iv) Appaloosa Management L.P., together with its Affiliates and Associates, (collectively, "Appaloosa") shall not be deemed an "Acquiring Person" for any purpose of this Agreement with respect to Beneficial Ownership of 15% or more of the outstanding shares of the Company's Common Stock so long as Appaloosa does not become the Beneficial Owner of Common Shares in an amount in excess of the Appaloosa Threshold. For purposes of this Agreement, the Appaloosa Threshold as at any date shall mean an amount equal to the sum of (A) all Common Shares beneficially owned by Appaloosa as of the date hereof (the "Grandfather Date"), including any Common Shares which may be deemed to be Beneficially Owned by Appaloosa through Warrants or other similar rights held by Appaloosa as of the Grandfather Date, plus (B) all Common Shares in which Appaloosa may acquire beneficial ownership after the Grandfather Date (I) pursuant to the Note Purchase Agreement (the "Note Purchase Agreement"), dated as of September 30, 1998, among the Company, the Purchasers listed on Exhibit A thereto and Appaloosa, (II) pursuant to or in connection with the Exchange Offer (as defined in the Note Purchase Agreement) as amended or modified from time to time after the date hereof or (III) through the exercise of preemptive or similar rights held by Appaloosa. The provisions of clause (iv) above shall not apply to (x) any third party transferees not Affiliated with Appaloosa who may acquire any securities from Appaloosa, or
               (y) any Common Shares in which Appaloosa may acquire beneficial ownership of after the Grandfather Date other than as described under (B) of clause (iv).

          2. This Amendment may be executed in any number of counterparts, and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

     IN WITNESS WHEREOF, this Amendment No. 3 has been signed to be effective as of the close of business on this 30th day of September, 1998 by authorized representatives of each of the Company and the Rights Agent.

                                   INAMED CORPORATION


                                   By: /s/ Ilan K. Reich
                                      -----------------------------------
                                      Ilan K. Reich
                                      Executive Vice President


                                   U.S. STOCK TRANSFER CORPORATION


                                   By: /s/ Richard C. Brown
                                      -----------------------------------
                                      Richard C. Brown
                                      Vice President